Exhibit 99.1
FOR IMMEDIATE RELEASE

DELANCO BANCORP ANNOUNCES THIRD QUARTER 2010 RESULTS

FEBRUARY 2, 2011

DELANCO, NEW JERSEY

Delanco Bancorp, Inc. (Delanco) (OTCBB: DLNO.OB), the parent company of Delanco Federal Savings Bank (the Bank), today announced its financial results for the three and nine months ended December 31, 2010.

For the three months ended December 31, 2010, Delanco recorded net earnings of $139 thousand as compared to $129 thousand for the three months ended December 31, 2009.  For the nine months ended December 31, 2010 the Bank had net earnings of $373 thousand as compared to a loss of $182 thousand for the nine months ended December 31, 2009. Earnings per share for the quarter ending December 31, 2010 was $0.09, compared to $0.08 per share for the quarter ending December 31, 2009.   Earnings per share for the nine months ending December 31, 2010 was $0.24, compared to a loss of $(0.12) per share for the nine months ending December 31, 2009.

“We are pleased to announce our fifth consecutive profitable quarter,” said James E. Igo, Chairman and President of Delanco.  “We have continued to work through our problem assets and analyzed our internal operations to identify areas of cost savings to help achieve our results.  The Bank has experienced some contraction in size as we have focused on our deposit relationships with our core banking customers and have allowed more expensive time deposits to leave the bank.  In the current rate environment, it made no sense to pay the high rates it would have taken to retain those customers.  Maintaining profitability is more important than asset size at this point.  By letting our assets shrink we have been able to increase our net interest margin and improve our capital ratios.”

Balance Sheet

Total assets decreased $4.2 million, or 3.0 % from March 31, 2010 to $135.7 million.  The decrease in assets was due primarily to decreases in loans of $2.9 million and in investment securities of $530 thousand offset by an increase in real estate owned of $542 thousand.

Total deposits decreased by $4.5 million, or 3.5% to $122.7 million as of December 31, 2010 compared to $127.2 million as of March 31, 2010.  Core deposits grew $1.3 million and time deposits decreased by $5.8 million.

At December 31, 2010 shareholders equity equaled $12.1 million, or 8.92% of total assets, compared to $11.7 million, or 8.36% at March 31, 2010.  The increase in stockholders’ equity was primarily due to the year to date profit.

Asset Quality

Non-performing loans totaled $4.6 million, or 3.37% of total assets at December 31, 2010, compared to $6.1 million, or 4.34% at March 31, 2010.  At December 31, 2010 non-performing loans consisted of $1.9 million in commercial loans, $1.8 million in residential mortgages and $913 thousand in consumer loans.  Net charge-offs during the nine month period ended December 31, 2010 were $130 thousand, compared to $1.1 million during the nine month period ending December 31, 2009.  The allowance for loan losses at December 31, 2010 totaled $1.3 million, or 1.2% of total loans outstanding, compared to $1.4 million or 1.3% of total loans outstanding at December 31, 2009.

The Bank recorded a provision for loan losses of $398 thousand during the nine months ended December 31, 2010, compared to a provision of $915 thousand for the nine months ended December 31, 2009 due to the stabilization in our loan portfolio.

Net Interest Income

Delanco’s net interest income increased by $210 thousand, or 19.2% to $1.3 million for the quarter ended December 31, 2010 as compared to $1.1 million for the quarter ended December 31, 2009 and increased by $455 thousand, or 14.3% for the nine months ended December 31, 2010 to $3.6 million as compared to the net interest income for the nine months ended December 31, 2009 of $3.2 million.

The net interest margin increased to 3.83% for the period ended December 31, 2010, an increase of 51 basis points from the period ended December 31, 2009, reflecting a steady return on interest earning assets and a decline in the interest cost on interest bearing liabilities.  For the period ended December 31, 2009, the net interest margin was 3.32%.

Non-Interest Income

Non-interest income decreased by $21 thousand for the nine months ended December 31, 2010 as compared to the nine month period ended December 31, 2009.  Other income decreased by $11,000 as a result of the conversion of our ATM processor.  Our new processor now nets the fees earned on ATM transactions against charges.

Non-Interest Expenses

Non-interest expenses decreased by $15 thousand for the nine month period ended December 31, 2010 as compared to the nine month period ending December 31, 2009 due to reduced salaries and employee benefits cost of $165 thousand dollars offset by increases in Federal deposit insurance costs and costs associated with the workout of our problem assets, which includes REO expenses and legal costs.

About Delanco Bancorp, Inc.

Delanco Bancorp, Inc. is the holding company for Delanco Federal Savings Bank.  Delanco Federal Savings Bank operates from two offices in Burlington County, New Jersey.  Delanco Federal Savings Bank is engaged primarily in the business of attracting deposits from the general public and using such funds to originate a variety of consumer and business loans.

Forward-Looking Statements

This quarterly report contains forward-looking statements that are based on assumptions and may describe our future plans, strategies and expectations.  These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of our loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, changes in real estate market values in our area, and changes in relevant accounting principles and guidelines.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Except as required by applicable law or regulation, we do not undertake, and specifically disclaim any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

FOR FURTHER INFORMATION CONTACT:

James E. Igo, Chairman and President
856-461-0611
www.delancofsb.com

SELECTED FINANCIAL CONDITION DATA

	December 31,	March 31,
	2010	2010	% Change
	(Dollars in thousands)

Total assets	$135,726	$139,922	(3.0)%
Cash and cash equivalents	4,364	4,884	(10.6)
Investment securities	16,088	16,618	(3.2)
Loans receivable, net	104,290	107,204	(2.7)
Deposits	122,661	127,164	(3.5)
FHLB advances	0	0	0.0
Subordinated debt	0	0	0.0
Stockholder’s equity	12,106	11,735	3.2

SELECTED OPERATING DATA

	Three Months Ended December 31,			Nine Months Ended December 31,
	2010	2009	% Change	2010	2009	% Change
	(In thousands, except per share amounts)

Interest and dividend income	$1,751	$1,758	(0.4)%	$5,125	$5,219	(1.8)%
Interest expense	447	664	(32.7)	1,493	2,042	(26.9)
Net interest income	1,304	1,094	19.2	3,632	3,177	14.3

Provision for loan losses	125	110	13.6	398	915	(56.5)

Net interest income after provision for loan losses	1,179	984	19.8	3,234	2,262	43.0

Other income	42	47	(10.6)	121	142	(14.8)
Impairment on investment securities	0	0	0.0	0	0	0.0
Other expense	970	890	9.0	2,752	2,767	(0.5)

Income before taxes	251	141	78.0	603	(363)	266.1
Provision for income taxes	112	12	833.3	230	(181)	227.1

Net Income	$139	$129	7.8	$373	$(182)	304.9

Earnings per share basic	$0.09	$0.08	12.5	$0.24	$(0.12)	350.0
Earnings per share diluted	$0.09	$0.08	12.5	$0.24	$(0.12)	350.0

Average shares outstanding basic	1,580,256	1,577,052		1,580,256	1,577,052
Average shares outstanding diluted	1,580,256	1,577,052		1,580,256	1,577,052

ASSET QUALITY DATA

	Nine Months Ended December 31, 2010	Year Ended March 31, 2010
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$999	$1,547
Provision for loan losses	398	1,140

Charge-offs	(156)	(1,738)
Recoveries	26	50
Net charge-offs	(130)	(1,688)

Allowance at end of period	$1,267	$999
Allowance for loan losses as a percent of total loans	1.20%	0.92%
Allowance for loan losses as a percent of nonperforming loans	27.71%	16.47%

	Nine Months Ended December 31, 2010	Year Ended March 31, 2010
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$2,685	$2,053
Real estate mortgage - commercial	1,880	3,789
Commercial	-	225
Consumer	8	-
Total	4,573	6,067

Real estate owned	955	413
Other nonperforming assets	3	-

Total nonperforming assets	5,531	6,480
Nonperforming loans as a percent of total loans	4.33%	5.60%
Nonperforming assets as a percent of total assets	3.37%	4.34%

SELECTED FINANCIAL RATIOS

	Nine Months Ended December 31,
	2010	2009

Selected Performance Ratios:
Return on average assets (1)	0.36%	(0.18)%
Return on average equity (1)	4.15%	(2.11)%
Interest rate spread (1)	3.75%	3.24%
Net interest margin (1)	3.83%	3.32%
Efficiency ratio	73.3%	83.4%
(1) Annualized.